Exhibit 11.1

Independent Registered Public Accounting Firm's Consent

We consent to the inclusion in this Offering Statement of Glucose Biosensor Systems (Greater China) Holdings, Inc. (the "Company'') on Form 1-A of our report dated November 7, 2018 with respect the financial statements of the Company which appears in such Offering Statement. We also consent to the reference to our Firm under the heading "Experts" in such Offering Statement.

/s/ BDO

BDO East Coast Partnership

Sydney, Australia

November 7, 2018